Exhibit 99.1

China Automotive Systems Reports 17.4% Increase in Earnings Per Share in the First Quarter of 2024

WUHAN, China, May 14, 2024 - China Automotive Systems, Inc. (NASDAQ: CAAS) (“CAAS” or the “Company”), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

●	Net sales were $139.4 million

●	Gross profit increased by 11.6% to $24.1 million with a gross margin of 17.3%, compared with $21.6 million of gross profit and a 15.2% gross margin in the first quarter of 2023

●	Income from operations increased by 26.0% to $9.7 million compared with $7.7 million in the first quarter of 2023

●	Diluted income per share increased by 17.4% to $0.27, compared to diluted income per share of $0.23 in the first quarter of 2023

●	Cash, cash equivalents, and short-term investments were $135.8 million as of March 31, 2024

●	Net cash provided by operating activities was $10.5 million in the first quarter of 2024 compared to net cash used of $1.4 million in the first quarter of 2023.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, “We are pleased with achieving higher gross profit, income from operations, diluted income per share and net cash flow from operating activities in the 2024 first quarter. We remain confident in our sales growth in 2024, despite a slight decline in the 2024 first quarter. Our electric power steering (“EPS”) sales percentage remained consistent around 34.0% of total sales in the first quarter of 2024. International sales were mixed as sales in Brazil continued its growth trend with a 17.6% year-over-year sales rise, and North American sales were down by 12.4% year-over-year mainly due to temporary lower product sales to Stellantis N.V in the 2024 first quarter.”

“We continued to invest in our products as research and development (“R&D”) expenses remained stable. Investments targeted improving performance of our traditional steering products continued even as we focus on expanding our EPS portfolio of products and enhance our Advanced Driver Assistance Systems (“ADAS”) program with Sentient AB and our clients.”

Mr. Jie Li, chief financial officer of CAAS, commented, “We had total cash, cash equivalents, and short-term investments of $135.8 million and our current ratio was 1.6 to 1 as of March 31, 2024. Cash flow from operating activities was $10.5 million in the first quarter of 2024 and gross margin increased primarily due to changes in the product mix sold combined with our ongoing cost controls.”

First Quarter of 2024

Net sales decreased by 2.0% to $139.4 million in the first quarter of 2024, compared to $142.2 million in the first quarter of 2023. Net sales of traditional steering products and parts were $92.0 million compared to $94.4 million for the first quarter of 2023. Net sales of electric power steering (“EPS”) products and parts were $47.4 million for the three months ended March 31, 2024 compared with $47.8 million for the same period in 2023. EPS product sales for the first quarter of 2024 were approximately 34.0% of total net sales. North American net export sales were $30.4 million compared to $34.7 million in the first quarter of 2023, primarily due to lower demand of passenger vehicle products by Stellantis N.V. Brazil Henglong’s net product sales increased by 17.6% to $12.7 million in the first quarter of 2024 compared to $10.8 million for the same period in 2023 due to higher sales to Fiat. Sales volumes to Chery Automobile Co., Ltd increased, and sales for other entities increased by 31.2% to $29.0 million mainly due to higher sales by Wuhan Jielong and Wuhan Hyoseong. Steering product sales to the commercial vehicle markets of $16.8 million were consistent with the sales in the 2023 first quarter.

Gross profit increased by 11.6% to $24.1 million from $21.6 million in the first quarter of 2023. Gross margin in the first quarter of 2024 was 17.3%, compared with 15.2% gross margin in the first quarter of 2023, primarily due to changes in the product sales mix and the decrease in sales unit cost for the three months of March 31, 2024.

Gain on other sales was $0.5 million, compared to $0.7 million in the first quarter of 2023.

Selling expenses increased by 20.6% to $4.1 million from $3.4 million in the first quarter of 2023. This increase in selling expenses was primarily due to higher office expenses. Selling expenses represented 2.9% of net sales in the first quarter of 2024 compared to 2.4% in the first quarter of 2023.

General and administrative expenses (“G&A expenses”) increased to $5.5 million, compared with $4.8 million of the first quarter of 2023 mainly due to higher payroll related expenses and maintenance expenses. G&A expenses represented 3.9% of net sales in the first quarter of 2024 compared with 3.4% of net sales in the first quarter of 2023.

Research and development expenses (“R&D expenses”) decreased by 17.2% to $5.3 million compared to $6.4 million in the first quarter of 2023, mainly due to decreased R&D activities for new projects of the traditional products. R&D expenses represented 3.8% of net sales in the first quarter of 2024 compared to 4.5% in the first quarter of 2023.

Other income was $2.4 million for the first quarter of 2024, compared to $1.5 million for the first quarter of 2023, mainly due to higher government subsidies in the first quarter of 2024.

Income from operations was $9.7 million in the first quarter of 2024, compared to income from operations of $7.7 million in the first quarter of 2023. The 26.0% increase in 2024 first quarter income from operations was primarily due to higher gross profit partially offset by a smaller increase in operating expenses.

Interest expense was $0.3 million in the first quarter of 2024, compared to $0.2 million in the first quarter of 2023.

Financial expense, net was $0.01 million in the first quarter of 2024, compared to $0.4 million in the first quarter of 2023. This change was primarily due to a decrease in foreign exchange loss due to foreign exchange volatility.

Income before income tax expenses and equity in earnings of affiliated companies increased by 37.2% to $11.8 million in the first quarter of 2024 compared to $8.6 million in the first quarter of 2023. The increase in income before income tax expenses and equity in earnings of affiliated companies in the first quarter of 2024 was mainly due to higher income from operations and increased net other income.

Equity in losses of affiliated companies was $0.8 million in the first quarter of 2024, compared with equity in income of affiliated companies of $0.1 million in the first quarter of 2023.

Income tax expense was $1.7 million for the first quarter of 2024 as compared to $0.8 million for the first quarter of 2023. This higher tax was primarily due to an increase in the Global Intangible Low-Taxed Income (“GILTI”) tax expenses.

Net income attributable to parent company’s common shareholders was $8.3 million in the first quarter of 2024, compared to $6.8 million in the first quarter of 2023. Diluted income per share was $0.27 in the first quarter of 2024, compared to net income per share of $0.23 in the first quarter of 2023.

The weighted average number of diluted common shares outstanding was 30,185,702 in the first quarter of 2024 compared to 30,193,082 in the first quarter of 2023.

Balance Sheet

As of March 31, 2024, total cash, cash equivalents, and short-term investments were $135.8 million, total accounts receivable including notes receivable were $266.7 million, accounts payable including notes payable were $243.0 million and short-term bank loans were $40.5 million. Working capital rose to $206.7 million as of March 31, 2024, compared to $180.3 million as of December 31, 2023. Total parent company stockholders’ equity was $358.4 million as of March 31, 2024, compared to $344.5 million as of December 31, 2023.

Business Outlook

Management has reiterated revenue guidance for the full fiscal year 2024 of $605.0 million. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on May 14, 2024, at 8:00 A.M. EDT/8:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please see the dial-in information below, enter the call 10 minutes before the aforementioned start time and ask to be connected to the “China Automotive Systems” conference call with pin number 144876:

Phone Number: +1-888-506-0062 (North America)

Phone Number: +1-973-528-0011 (International)

Mainland China Toll Free: +86-400-120-3199

A replay of the call will be available on the Company’s website under the investor relations section.

About China Automotive Systems, Inc.

Based in Hubei Province, the People’s Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 8 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Stellantis N.V. and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2024, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-510-8922

Kevin@awakenlab.com

-Tables Follow –

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$112,557	$114,660
Pledged cash	44,028	40,534
Accounts and notes receivable, net - unrelated parties	255,119	261,237
Accounts and notes receivable, net - related parties	11,599	8,169
Inventories	109,082	112,392
Other current assets	38,047	27,083
Total current assets	570,432	564,075
Non-current assets:
Property, plant and equipment, net	99,395	101,359
Land use rights, net	9,151	9,233
Long-term investments	59,278	60,173
Other non-current assets	32,416	31,600
Total assets	$770,672	$766,440

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term loans	$40,471	$48,005
Accounts and notes payable-unrelated parties	228,705	240,739
Accounts and notes payable-related parties	14,265	12,839
Accrued expenses and other payables	44,839	44,771
Other current liabilities	35,409	37,385
Total current liabilities	363,689	383,739
Long-term liabilities:
Long-term tax payable	8,781	8,781
Other non-current liabilities	5,360	5,498
Total liabilities	$377,830	$398,018

Mezzanine equity:
Redeemable non-controlling interests	621	613

Stockholders’ equity:
Common stock, $0.0001 par value – Authorized – 80,000,000 shares; Issued – 32,338,302 and 32,338,302 shares as of March 31, 2024 and December 31, 2023, respectively	$3	$3
Additional paid-in capital	69,722	63,731
Retained earnings-
Appropriated	12,174	11,851
Unappropriated	292,776	284,832
Accumulated other comprehensive income	(8,558)	(8,258)
Treasury stock – 2,152,600 and 2,152,600 shares as of March 31, 2024 and December 31, 2023, respectively	(7,695)	(7,695)
Total parent company stockholders’ equity	358,422	344,464
Non-controlling interests	33,799	23,345
Total stockholders’ equity	392,221	367,809
Total liabilities, mezzanine equity and stockholders’ equity	$770,672	$766,440

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Net product sales ($11,360 and $13,576 sold to related parties for the three months ended March 31, 2024 and 2023)	$139,394	$142,243
Cost of products sold ($6,968 and $7,015 purchased from related parties for the three months ended March 31, 2024 and 2023)	115,325	120,625
Gross profit	24,069	21,618
Gain on other sales	514	653
Less: Operating expenses
Selling expenses	4,073	3,384
General and administrative expenses	5,547	4,753
Research and development expenses	5,312	6,390
Total operating expenses	14,932	14,527
Income from operations	9,651	7,744
Other income, net	2,403	1,502
Interest expense	(258)	(249)
Financial expense, net	(12)	(422)
Income before income tax expenses and equity in earnings of affiliated companies	11,784	8,575
Less: Income taxes	1,743	829
Add: Equity in (losses)/earnings of affiliated companies	(777)	137
Net income	9,264	7,883
Less: Net income attributable to non-controlling interests	989	1,055
Accretion to redemption value of redeemable non-controlling interests	(8)	(8)
Net income attributable to parent company’s common shareholders	$8,267	$6,820
Comprehensive income:
Net income	$9,264	$7,883
Other comprehensive income:
Foreign currency translation (loss)/income, net of tax	(348)	4,554
Comprehensive income	8,916	12,437
Less: Comprehensive income attributable to non-controlling interests	941	1,321
Accretion to redemption value of redeemable non-controlling interests	(8)	(8)
Comprehensive income attributable to parent company	$7,967	$11,108

Net income attributable to parent company’s common shareholders per share -
Basic	$0.27	$0.23
Diluted	$0.27	$0.23

Weighted average number of common shares outstanding -
Basic	30,185,702	30,185,702
Diluted	30,185,702	30,193,082

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$9,264	$7,883
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	5,114	4,856
Reversal of credit losses	(114)	(217)
Deferred income taxes	136	1,019
Equity in losses/(earnings) of affiliated companies	777	(137)
Loss on disposal of property, plant and equipment	670	15
(Increase)/decrease in:
Accounts and notes receivable	2,335	(17,383)
Inventories	3,109	8,285
Other current assets	1,091	(1,206)
Increase/(decrease) in:
Accounts and notes payable	(10,157)	1,360
Accrued expenses and other payables	96	(2,868)
Other current liabilities	(1,870)	(3,023)
Net cash provided by/(used in) operating activities	10,451	(1,416)
Cash flows from investing activities:
Increase in demand loans included in other non-current assets	—	(14)
Cash received from disposal of property, plant and equipment sales	108	31
Payments to acquire property, plant and equipment (including $1,615 and $2,376 paid to related parties for the three months ended March 31, 2024 and 2023, respectively)	(4,493)	(3,160)
Payments to acquire intangible assets	(18)	—
Investments under the equity method	—	(5,841)
Purchase of short-term investments	(14,534)	(34,795)
Proceeds from maturities of short-term investments	2,370	26,541
Cash received from long-term investments	84	557
Net cash used in investing activities	(16,483)	(16,681)
Cash flows from financing activities:
Proceeds from bank loans	34,347	20,135
Repayments of bank loans	(41,866)	(20,534)
Cash received from capital contributions of a non-controlling interest	15,504	—
Net cash provided by/(used in) financing activities	7,985	(399)
Effects of exchange rate on cash, cash equivalents and pledged cash	(562)	2,428
Net increase/(decrease) in cash, cash equivalents and pledged cash	1,391	(16,068)
Cash, cash equivalents and pledged cash at beginning of the period	155,194	158,951
Cash, cash equivalents and pledged cash at end of the period	$156,585	$142,883